Exhibit 10.32
ABERCROMBIE & FITCH CO.
CHANGE IN COMPENSATION STRUCTURE FOR EXECUTIVE COMMITTEE MEMBERS,
EFFECTIVE AUGUST 1, 2009
With the recent reassignment of responsibility for some members of the Board of Directors (the “Board”) of Abercrombie & Fitch Co. (the “Registrant”) and the critical need to more closely monitor executive succession plans and best practices in director compensation, the Executive Committee of the Board will take on additional responsibilities going forward. In light of the additional responsibilities, the Board adopted a new compensation structure for the Executive Committee. At the Board meeting held on August 13, 2009, the Board approved the following compensation structure for the Executive Committee, effective August 1, 2009.

Committee	Role	Annual Retainer
Executive	Chair	$25,000
Executive	Member	$12,500